Exhibit 5.1

THE LAW OFFICE OF
CONRAD C. LYSIAK, P.S.
601 West First Avenue, Suite 903
Spokane, Washington 99201
(509) 624-1475
FAX: (509) 747-1770
EMAIL: cclysiak@lysiaklaw.com

October 24, 2012

Board of Directors
Hunt Mining Corp.
1900, 736 - 6th Ave. SW
Calgary, Alberta T2P 3T7

RE:             Hunt Mining Corp.

Gentlemen:

I have acted as special counsel for Hunt Mining Corp., an Alberta corporation (the “Company”), in connection with the preparation of a registration statement on Form F-1 (the “Registration Statement”) pursuant to the United States Securities Act of 1933, as amended (the “Act”) to be filed with the Securities and Exchange Commission (the “SEC”) in connection with a distribution of 50,000,000 shares (the “Shares”) of the Company’s common stock owned by HuntMountain Resources Ltd., a Washington corporation, (“HuntMountain”). The Shares will be distributed to shareholders of HuntMountain.

You have asked me to render my opinion as to the matters hereinafter set forth herein.

I have examined originals and copies, certified or otherwise identified to my satisfaction of the articles of incorporation, the bylaws, and minutes of the board of directors. Further, I have contacted the Province of Alberta and affirmed that the Company was indeed incorporated in the Province of Alberta and is currently in good standing therewith.

Based upon and subject to the foregoing, I am of the opinion that insofar as the laws of Alberta are concerned:

1.	The Company is a corporation duly organized and validly existing under the laws of Alberta.

2.	The Shares to be distributed as described in the Registration Statement have been duly authorized and legally issued as fully paid and non-assessable shares.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the use of my firm name wherever appearing in the Registration Statement.

Yours truly,

The Law Office of Conrad C. Lysiak, P.S.

BY: /s/ Conrad C. Lysiak
Conrad C. Lysiak